Exhibit 10.2
COOPER-STANDARD AUTOMOTIVE INC.
US SALARY DEFERRAL PROGRAM
(as amended on May 14, 2020)

Purpose. The purpose of this Salary Deferral Program (this “Program”) is to better enable Cooper-Standard Automotive Inc. (the “Company”) to address the challenges of the COVID-19 global pandemic by providing for the deferral of a portion of US employees’ base salary until a later date.
Impacted Employees. This Program applies to all US salaried employees of the Company (the “Participants”).

Program Term. This Program will begin for payroll periods starting on May 4, 2020 (May 22, 2020 pay date) and will continue until terminated by the Company.

Deferral Percentage. During the Program term, all Participants will automatically have 20% (30% for the Company’s Chief Executive Officer) of their base salary deferred (“Deferrals”). However, if deferring such percentage of a Participant’s base salary would cause a Participant’s currently paid base salary to fall below a certain level as required by law, such as to comply with any requirements to maintain a valid visa or as needed to ensure the Participant is considered an exempt employee for purposes of the FLSA, then the amount of the Deferrals will be adjusted as needed to so comply.
Recordkeeping and Interest. Deferrals will be credited each payroll period into a “Deferral Account” that will be established on the Company’s books for each Participant. Interest will be credited to a Participant’s Deferral Account at a fixed rate of 2.65% immediately prior to payment. However, if a Participant is a Section 16 Officer of the Company, then an interest rate of 120% of the weighted average long-term United States applicable federal rate (AFR) will be determined by the Company and credited to a Participant’s Deferral Account immediately prior to payment. In no event will the weighted average AFR be constructed to result in above market earnings, as determined for proxy compensation reporting purposes.

Payment Date of Deferral Accounts
•Except as provided below, the balance of a Participant’s Deferral Account will be paid during calendar year 2021 in a lump sum or installments at the Company’s discretion. However, the Company may accelerate payment to the extent permitted by Internal Revenue Code Section 409A, including but not limited to, by payment of some or all of the Deferral Account within 30 days prior to January 1, 2021. However, if a Participant’s employment terminates before such payment date for any reason, then, subject to the forfeiture provision described below, the Participant’s Deferral Account will be paid in a lump sum at one of the following times:
1.if the Participant is entitled to severance payments, then at the earlier of (a) the end of the Participant’s severance payment period, but in no event later than December 31 of the year of the Participant’s termination, or (b) the time that active Participant Deferral Accounts are paid;
2.if the Participant is not entitled to severance payments, then as soon as reasonably practicable following the Participant’s termination of employment; or
3.Notwithstanding (1) and (2) above, if the Company determines that the Participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and if the Participant’s termination occurs before January 1, 2021, then the Participant’s Deferral Account may not be paid during the first six months following the Participant’s termination date to comply with the required 6-month delay under Section 409A.

Exhibit 10.2
•If making the payment at the time(s) described herein would jeopardize the ability of the Company to continue as a going concern, then the Company may delay making such payment (in whole or part) until such date as the payment would not place the Company in such jeopardy.
Forfeiture Upon Certain Terminations. A Participant will forfeit the Participant’s entire Deferral Account balance if the Participant’s employment with the Company terminates (i) due to the Participant’s theft or embezzlement, or terminates for any other reason and the Company discovers such theft or embezzlement after the Participant’s termination or (ii) due to the Participant’s voluntary resignation to accept employment with a direct competitor of the Company without the Company’s prior written consent. However, if the Participant is an officer subject to the Executive Severance Pay Plan, the Participant will forfeit the Participant’s entire Deferral Account balance if their employment termination meets the “Cause” definition in the Executive Severance Pay Plan.

Impact on Benefits. Except as may be required by law and subject to the consent of any applicable insurance company, any benefits provided to a Participant under the Company’s employee benefit plans that are determined by reference to base salary, including, but not limited to, life insurance, bonuses or separation pay, will continue to be calculated based on the Participant’s unreduced base salary. Notwithstanding the foregoing, the definition of “compensation” for purposes of determining a Participant’s benefit under the Cooper-Standard Automotive Inc. Supplemental Executive Retirement Plan will not include the amount of any Deferrals until the year of repayment.
Governing Law. This Program will be governed by the laws of the State of Michigan, without reference to any conflict of law principles thereof.

Section 409A. This Program has been designed to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, which are incorporated by reference herein to the extent needed for this Program to so comply.

Amendment. This Program may be amended at any time by the Company in its discretion, provided that an amendment that reduces the then-balance of a Participant’s Deferral Account must be approved by such Participant in writing.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Program document on its behalf as of the date set forth below.

COOPER-STANDARD AUTOMOTIVE INC.

By: /s/ Larry E. Ott
Larry E. Ott
Title: Senior Vice President and Chief Human Resources Officer
Effective Date: April 20, 2020